SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 19, 2014

                        INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

                                              Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 19, 2014, the Company’s Board of Directors approved and adopted an amendment and restatement of the Interface, Inc. Executive Bonus Plan.  A description of the Interface, Inc. Executive Bonus Plan, as amended and restated (the “Executive Bonus Plan” or the “Plan”), is provided below, and a copy of the Plan is attached hereto as Exhibit 99.1.

The purposes of the Plan are to support the Company’s ongoing efforts to attract, retain and develop exceptional executive talent and to enable the Company to provide incentives directly linked to the Company’s objectives.  The amended and restated Plan is substantially similar to the former Executive Bonus Plan which was adopted by the Board of Directors and approved by the Company’s shareholders in 2009.  (The new Plan replaces the former Executive Bonus Plan.)  At the Company’s 2014 annual meeting of shareholders, the Company’s shareholders will be asked to approve the Plan solely for the purpose of ensuring that bonuses paid to the Company’s chief executive officer and its four other most highly compensated executive officers (potential “Section 162(m) Officers”) are fully deductible for tax purposes by the Company without regard to the limitations of Section 162(m) of the Internal Revenue Code.

The Plan will be administered by the Compensation Committee of the Board of Directors, which has full discretionary authority in all matters relating to the discharge of its responsibilities and the exercise of its authority under the Plan.  All decisions of the Compensation Committee and its actions with respect to the Plan will be final, binding and conclusive.  The Plan applies to executive officers of the Company.  The Compensation Committee will determine which of the Company’s executive officers will participate in the Plan for each performance period.  The Compensation Committee specifically identifies any participants who it determines are Section 162(m) Officers with respect to each performance period.

The Compensation Committee will establish the commencement date and end date for each “performance period” during which corresponding performance objectives must be met.  The Compensation Committee will grant awards under the Plan for each performance period at such time as it deems appropriate; provided, that, awards to Section 162(m) Officers are made no later than 90 days after the first day of each performance period.  Potential bonuses payable under the Plan will be tied to the attainment of specified performance objectives, are not related to past performance, and are stated as a percentage of each participant’s base salary.  Performance objectives may relate to attainment by the Company or a subsidiary or business unit of specified levels or increases in any or all of the following:  (1) operating income; (2) cash flow, (3) reduction of off-quality and waste; (4) return on equity; (5) earnings per share; (6) total earnings; (7) return on capital; (8) return on assets; (9) earnings before interest and taxes; (10) gross margin; (11) economic value added; (12) sales; (13) the fair market value of Interface’s common stock; (14) improvement in fixed charge coverage ratio; (15) debt reduction and/or cash accumulation; (16) dividends; (17) operating income margin; (18) operating income contribution margin; (19) earnings before interest, taxes, depreciation and amortization; or (20) measurable financial criteria associated with credit facility, bond indenture or other covenants.  In addition, as to participants who are not Section 162(m) Officers, the Committee may establish other performance objectives, including goals relating to individual performance and non-financial objectives.

The Compensation Committee will determine the extent to which the performance objectives for the corresponding performance period have been attained and determine the actual bonus amount payable to each participant in accordance with the awards established for the performance period.  The Compensation Committee may not increase the amount of a Section 162(m) Officer’s bonus for any reason.  Subject to the foregoing, the Compensation Committee will have the authority, in its sole discretion, to adjust the bonus payable to any participant based on individual or Company performance factors during the performance period that the Compensation Committee deems relevant.

The Board of Directors may terminate the Plan at any time and may, from time to time, amend the terms of the Plan; provided, however, that no such amendment shall adversely affect any right of a participant with respect to any award previously made, and provided further that no amendment that requires shareholder approval for the Plan to continue to comply with Section 162(m) shall be effective absent shareholder approval.  To the extent required under Section 162(m) of the Internal Revenue Code, the Plan will again be submitted to shareholders for approval every five years.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d)          Exhibits.

Exhibit No.	Description
99.1	Interface, Inc. Executive Bonus Plan, adopted on February 19, 2014.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.
By:	/s/ Patrick C. Lynch Patrick C. Lynch Senior Vice President
Date: February 24, 2014

EXHIBIT INDEX

Exhibit No.	Description
99.1	Interface, Inc. Executive Bonus Plan, adopted on February 19, 2014.